UNITED  STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM  8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2010

GLOBAL ENERGY INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-28025	86-0951473
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

415 Madison Avenue, 15th Floor, New York, NY	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  646-673-8435

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Amendment to Material Agreement:

On March 8, 2010, we entered into a letter agreement (the "Amendment") with YA Global Investments L.P. (“YAGlobal”), our senior secured lender, with respect to outstanding secured convertible debentures (“Debentures”) in the aggregate amount of $4,675,116, and warrants to purchase 7,500,000 shares of our company’s common stock (“Warrants”), owned by YA Global.  The Amendment updates and supersedes the amending agreement between us and YA Global dated August 7, 2009 (the "Original Agreement").

The Original Agreement allowed us to, among others, defer certain principal and interest payments due under the Debenture so long as we raise at least $650,000 in private offerings and other conditions are met.

We entered into an investment transaction ("Transaction") with Mr. Yuval Ganot and Noam Elimelech Ltd., an Israeli private company fully owned by Mr. Ganot, for an aggregate offering amount of up to $1,500,000 over the course of sixteen months.  This Transaction  did not meet the terms and conditions of an Offering under the Original Agreement; however, we entered into the Amendment with YA Global pursuant to which YA Global has agreed to consent to the Transaction on the terms and condition set forth in the Amendment.

In connection with YA Global’s consent to the Transaction, the Amendment provided, among others, for the following:

Covenants by Global Energy:

•
Global Energy provided a cash flow projection budget in a form acceptable to the YA Global, demonstrating that the Global Energy will have sufficient cash flows to fund its operations for a period of at least 12 months.

•	Global Energy made a cash payment under the existing debentures of $30,000.

Issuance of Amended Debenture and Warrant Amendments:

•
Debentures.  Global Energy issued to YA Global two Secured Convertible Debentures (the “Amended and Restated Debentures”) in exchange for the existing debentures. The total principal amount of the Amended and Restated Debentures together is equal to the total amounts outstanding under the existing debentures.

-
Debenture I is in a principal amount of $3.17 million, bears interest at 8% per annum and has a maturity date of 36 months from issuance, with an extension to 48 months if a "second financing milestone" is reached.  No payments are due for first 18 months (24 months if the "first financing milestone" is reached, and 36 months if the "second financing milestone" is reached), with $150,000 per month thereafter.  Payments can be made in cash or stock at a 5% discount to market price, provided shares can be resold.  This debenture is convertible into common stock at $.05 per share, and 80,000,000 shares have initially been reserved for this debenture.  Global Energy can redeem this debenture at anytime with a 15% redemption premium.  A form of this debenture with the full terms and conditions is attached hereto as Exhibit 10.2.

-
Debenture II is in a principal amount of $1.5 million, bears interest at 8% per annum (6% if the "first financing milestone" is reached, and 4% if the "second financing milestone" is reached) and has a maturity date of 36 months from issuance.  No payments are due until maturity.  This debenture is convertible into common stock at $.01 per share, and 190,000,000 shares have initially been reserved for this debenture.  Global Energy cannot redeem this debenture prior to maturity without YA Global's consent.  A form of this debenture with the full terms and conditions is attached hereto as Exhibit 10.3.

•	Warrants. The exercise price of the Warrants was reduced to $0.01 per share and the number of shares underlying the Warrants remains unchanged.

•
YA Global’s Lock up.  Beginning on date of Agreement and ending on the earlier of (i) February 1, 2012 or (ii) upon an event of default, on any particular Trading Day, except for any sales by the YA Global at a price of seven and one half cents ($0.075) or more, YA Global may not sell such number of shares of Common Stock that would exceed 20% of the volume traded during such Trading Day, unless waived by Global Energy.

•
"First Financing Milestone" means the raising of at least $1.5 million in gross proceeds from (i) the Transaction or (ii) any financing transaction resulting in cash proceeds to Global Energy  (provided that (a) such transaction does not violate any provisions of the YA Global financing documents or (b) YA Global consents to such transaction) (an "Approved Transaction"), and "Second Financing Milestone" means the raising of at least $2 million in gross proceeds from (i) the Transaction or (ii) any other Approved Offering on or before March 1, 2012.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1	Consent Letter Agreement by YA Global, dated March 8, 2010.*

10.2	Amended and Restated Debenture, dated March 8, 2010, from Global Energy to YA Global in the original principle amount of $3,175,116. *

10.3	Amended and Restated Debenture, dated March 8, 2010, from Global Energy to YA Global in the original principle amount of $1.5 million.*

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL ENERGY INC.

By:	/s/ Asi Shalgi
Asi Shalgi
President and Chief Executive Officer

Date: March 11, 2010